Exhibit 99

Colgate Announces 3rd Quarter 2014 Results

Organic Sales Growth In All Operating Divisions

NEW YORK--(BUSINESS WIRE)--October 24, 2014--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,379 million in third quarter 2014, a decrease of 0.5% versus third quarter 2013. Global unit volume grew 2.0%, pricing increased 1.5% and foreign exchange was negative 4.0%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 3.5%.

Net income and Diluted earnings per share in third quarter 2014 were $542 million and $0.59, respectively. Net income in third quarter 2014 included $159 million ($0.17 per diluted share) of aftertax charges resulting from the implementation of the previously disclosed four-year Global Growth and Efficiency Program (the “2012 Restructuring Program”), a Venezuela remeasurement charge, costs related to the sale of land in Mexico and charges for a foreign tax matter and a European competition law matter, both previously disclosed.

Net income and Diluted earnings per share in third quarter 2013 were $656 million and $0.70, respectively. Net income in third quarter 2013 included aftertax charges of $24 million ($0.03 per diluted share) resulting from the items described in Table 8.

Excluding the above noted items in both periods, Net income in third quarter 2014 was $701 million, an increase of 3% versus third quarter 2013, and Diluted earnings per share in third quarter 2014 was $0.76, an increase of 4% versus third quarter 2013.

Gross profit margin was 58.4% in third quarter 2014 versus 58.8% in the year ago quarter. Excluding the above noted items in both periods, Gross profit margin was 58.6% in third quarter 2014, a decrease of 40 basis points versus the year ago quarter, primarily as a result of higher pricing and cost savings from the Company’s funding-the-growth initiatives and from the 2012 Restructuring Program being more than offset by higher raw and packaging material costs, which included foreign exchange transaction costs.

Selling, general and administrative expenses were 34.2% of Net sales in third quarter 2014 versus 35.2% of Net sales in third quarter 2013. Excluding the above noted items in both periods, Selling, general and administrative expenses decreased by 110 basis points to 33.9% of Net sales in third quarter 2014, due to decreased advertising investment as a percentage of Net sales. Worldwide advertising investment decreased 10.5% to $428 million versus the high level of the year ago quarter.

Operating profit decreased 7% to $948 million in third quarter 2014 compared to $1,016 million in third quarter 2013. Excluding the above noted items in both periods, Operating profit increased 3% to $1,076 million.

Net cash provided by operations year to date was $2,392 million compared to $2,365 million in the comparable 2013 period, due to higher operating earnings. Free cash flow before dividends (Net cash provided by operations less Capital expenditures) exceeded 100% of Net income. Working capital as a percentage of Net sales was negative 0.5%, an increase of 40 basis points versus the year ago period primarily due to a decrease in accounts payable and accrued liabilities.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results excluding the 2014 and 2013 items noted above, “We are pleased to have achieved another quarter of broad-based organic sales growth and higher profitability, despite difficult economic conditions worldwide. Operating profit margin and net income as a percent to sales both increased versus the year ago period.

“All operating divisions contributed to the 3.5% organic sales growth, driven by positive unit volume growth and higher pricing. Organic sales grew 4.5% in emerging markets, despite economic challenges in certain countries.

“Colgate’s leading global market shares in toothpaste and manual toothbrushes remain strong at 44.6% and 33.4%, respectively, on a year-to-date basis. We continue to make great progress in mouthwash, with our global market share in that category reaching a record high at 16.9% year to date, up 40 basis points versus the year ago period.”

The 2012 Restructuring Program is proceeding smoothly. On October 23, 2014, the Company’s Board of Directors approved an expansion of the 2012 Restructuring Program to take advantage of additional savings opportunities. As a result of the expansion, cumulative aftertax charges related to the 2012 Restructuring Program, once all phases are approved and implemented, are now estimated to increase by $175 million, to $950 million to $1,050 million. Aftertax charges for 2014 are now expected to increase by $25 million, to approximately $225 million to $255 million. Savings are also projected to increase by $65 million, to $340 million to $390 million aftertax annually by the fourth year of the program. The expected savings continue to represent a three to four year cash payback, on average, with a targeted aftertax rate of return of 30%. Implementation of the 2012 Restructuring Program is still expected to be substantially completed by December 31, 2016.

As previously disclosed, Venezuela’s government enacted changes to its foreign exchange system in the first quarter of 2014. During the third quarter, the SICAD I rate devalued to a quarter-end rate of 12 bolivares per dollar. The impact of the remeasurement at the new rate resulted in an aftertax remeasurement charge of $40 million ($0.04 per diluted share) included in third quarter results as noted above. Assuming this rate remains for the balance of the year, the Company expects the ongoing impact on diluted earnings per share to be approximately $0.03 in the fourth quarter of 2014.

In closing, Mr. Cook commented on the Company’s outlook in light of the ongoing impact of the changes to Venezuela’s foreign exchange system and excluding the other 2014 and 2013 items noted above, “For 2014, we anticipate another year of solid organic sales growth. Given the recent deterioration in exchange rates, we now expect gross margin may be flat for the year and expect diluted earnings per share to grow 3% to 4% on a dollar basis, based on current spot rates.

“As we look ahead, our long-term goal of double-digit annual earnings per share growth on a dollar basis remains unchanged. For 2015, our global budget process is still in its initial stages and since our last earnings release we have already seen a deterioration in foreign exchange. In light of this, we are planning for a year of gross margin expansion and mid to high single-digit earnings per share growth, on a dollar basis based on current spot rates, excluding charges related to the 2012 Restructuring Program.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance for third quarter 2014 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information schedules for additional information on divisional net sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 2.0% in third quarter 2014. Unit volume increased 3.0% with 0.5% lower pricing due to increased promotional activities and 0.5% negative foreign exchange. Organic sales increased 2.5% during the quarter.

Operating profit in North America decreased 2% in third quarter 2014 to $240 million, or 110 basis points to 30.4% of Net sales. This decrease in Operating profit was primarily due to an increase in Selling, general and administrative expenses, which was partially offset by an increase in Gross profit, both as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher costs, driven by higher raw and packaging material costs, and pricing. This increase in Selling, general and administrative expenses was primarily due to increased advertising investment.

In the U.S., new product launches are contributing to volume growth. Market share gains year to date were seen in manual toothbrushes, mouthwash, liquid cleaners and fabric conditioners. In toothpaste, Colgate Enamel Health, Colgate Optic White, Colgate Optic White Platinum Whiten & Protect, Colgate MaxFresh Cool Scrub, Colgate Sensitive SmartFoam and Tom’s of Maine toothpastes had strong sales during the quarter.

In manual toothbrushes, Colgate continued its brand market leadership in the U.S. with its market share in that category reaching a record 40.8% year to date, up 2.4 share points versus the year ago period. This success was driven by strong sales of Colgate Optic White Toothbrush + Built-In Whitening Pen, Colgate 360° Enamel Health, Colgate 360° Optic White, Colgate 360° Total Advanced Floss-Tip bristles and Colgate Slim Soft manual toothbrushes.

Successful products driving volume growth in the U.S. in other categories include Colgate Total Lasting White, Colgate Total Advanced Pro-Shield, Colgate Optic White and Colgate Kids mouthwashes, Fabuloso Fiesta Orange liquid cleaner and Suavitel Fast Dry fabric conditioner.

Latin America (27% of Company Sales)

Latin America Net sales decreased 4.5% in third quarter 2014. Unit volume increased 1.5% with 5.0% higher pricing and 11.0% negative foreign exchange. Volume gains were led by Venezuela, Mexico and Colombia and were partially offset by volume declines in Brazil. Organic sales for Latin America increased 6.0% during the quarter.

Operating profit in Latin America decreased 8% in third quarter 2014 to $330 million, or 100 basis points to 27.6% of Net sales. This decrease in Operating profit was due to a decrease in Gross profit, which was partially offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was due to higher costs, primarily driven by higher raw and packaging material costs, which included foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and pricing. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment, which was partially offset by higher overhead expenses.

Colgate’s strong leadership in toothpaste throughout Latin America continued during the quarter with Chile and Peru achieving record high market shares year to date. Strong sales of Colgate Luminous White Advanced and Colgate Maximum Cavity Protection plus Neutrazucar toothpastes drove volume growth throughout the region. Colgate’s leadership in the manual toothbrush market continued throughout the region, driven by strong sales of Colgate 360° Luminous White, Colgate Slim Soft Black and Colgate 360° Interdental manual toothbrushes. In mouthwash, Colgate’s strong market share performance continued throughout the region, driven by the success of Colgate Plax Fresh Tea and Colgate Plax 2 in 1 mouthwashes.

Products in other categories contributing to volume growth include Protex Men, Protex Vitamin E, Protex Omega 3, Palmolive Naturals Argan Oil and Palmolive Naturals Yogurt and Royal Jelly bar soaps, Lady Speed Stick and Speed Stick Stress Defense deodorants, Suavitel Complete and Suavitel Aroma Intense fabric conditioners, Axion Goodbye Odors dish liquid and Fabuloso Apple liquid cleaner.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific Net sales increased 0.5% in third quarter 2014. Unit volume increased 2.5% with 2.5% lower pricing due to increased promotional activities and 0.5% positive foreign exchange. Volume gains were led by the United Kingdom and France. Organic sales for Europe/South Pacific increased 0.5%.

Operating profit in Europe/South Pacific increased 10% in third quarter 2014 to $237 million, or 220 basis points to 26.7% of Net sales. This increase in Operating profit was primarily due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives and from the 2012 Restructuring Program, partially offset by higher raw and packaging material costs, and pricing. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment, mainly due to the timing of new product launches.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains led by the United Kingdom, Denmark, Italy, France, Germany, Portugal, Bosnia, Serbia and New Zealand. Successful premium products driving share gains include Colgate Max White One Optic, Colgate Max White One Luminous, Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer, elmex Sensitive Plus Gentle Whitening and meridol Gentle White toothpastes. In the manual toothbrush category, Colgate Cavity Protection, Colgate 360° Interdental and Colgate Slim Soft Charcoal manual toothbrushes contributed to volume growth throughout the region.

Recent premium innovations contributing to volume growth in other product categories include Colgate Plax Deep Clean and meridol mouthwashes, Palmolive Naturals shower and bath gel for Kids, Palmolive Men and Palmolive Mediterranean Moments Olive Oil and Fig shower gels, Ajax All Usage Gel liquid cleaner and Soupline Paradise Sensations fabric conditioner.

Asia (15% of Company Sales)

Asia Net sales increased 1.0% during third quarter 2014. Unit volume increased 0.5% with 0.5% higher pricing. Foreign exchange was even with the year ago quarter. Volume gains were led by India and were partially offset by volume declines in the Greater China region. Organic sales for Asia increased 1.0%.

Operating profit in Asia increased 7% in third quarter 2014 to $187 million, or 170 basis points to 29.5% of Net sales. This increase in Operating profit was primarily due to a decrease in Selling, general and administrative expenses, which was partially offset by a decrease in Gross profit, both as a percentage of Net sales. This decrease in Gross profit was due to higher costs, primarily driven by higher raw and packaging material costs, which included foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and pricing. This decrease in Selling, general and administrative expenses was due to decreased advertising investment.

Colgate continued its toothpaste leadership in Asia, driven by market share gains in India, Thailand, the Philippines, Malaysia and Pakistan. Successful new products including Colgate 360° Charcoal Deep Clean, Colgate Optic White, Colgate Active Salt Healthy White and Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer toothpastes contributed to volume growth in the region.

Successful products contributing to volume growth in other categories in the region include Colgate Slim Soft Dual Action and Colgate 360° Charcoal manual toothbrushes, Colgate Plax Fresh Jasmine Tea, Colgate Plax Fruity Fresh and Colgate Pro Gum Health mouthwashes and Palmolive Naturals shampoo and conditioner.

Africa/Eurasia (7% of Company Sales)

Africa/Eurasia Net sales decreased 3.5% during third quarter 2014. Unit volume increased 3.5% with 1.0% higher pricing and 8.0% negative foreign exchange. Volume gains were led by Russia and South Africa and were partially offset by volume declines in the Central Asia/Caucasus region. Organic sales for Africa/Eurasia increased 4.5%.

Operating profit in Africa/Eurasia decreased 8% in third quarter 2014 to $60 million, or 80 basis points to 19.4% of Net sales. This decrease in Operating profit was primarily due to a decrease in Gross profit, which was partially offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, driven by higher foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and from the 2012 Restructuring Program and pricing. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment, partially offset by higher overhead expenses.

Colgate continued its toothpaste leadership in Africa/Eurasia, driven by market share gains in Sub Saharan Africa, North Africa, Kenya, Saudi Arabia, United Arab Emirates, Kuwait, the Central Asia/Caucasus region and Ukraine. Successful products contributing to volume growth in the region include Colgate Altai Herbs, Colgate Optic White Instant and Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer toothpastes, Colgate Slim Soft Charcoal manual toothbrush, Colgate Altai Herbs mouthwash, Palmolive Gourmet Spa Peach, Palmolive Gourmet Spa Creamy Coffee and Protex for Men shower gels and Protex African Therapy bar soap.

Hill’s Pet Nutrition (13% of Company Sales)

Hill’s Net sales increased 4.0% during third quarter 2014. Unit volume increased 1.0% with 3.5% higher pricing and 0.5% negative foreign exchange. Volume gains were led by Russia and South Africa. Hill’s organic sales increased 4.5%.

Hill’s Operating profit increased 8% in third quarter 2014 to $149 million, or 100 basis points to 26.3% of Net sales. This increase in Operating profit was primarily due to a decrease in Selling, general and administrative expenses and a decrease in Other (income) expense, net, which were partially offset by a decrease in Gross profit, all as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, which included foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and pricing. This decrease in Selling, general and administrative expenses was primarily due to decreased advertising investment, partially offset by higher overhead expenses, the latter due to increased investment in customer development initiatives. This decrease in Other (income) expense, net was in part due to the expiration of a third-party royalty agreement.

New product introductions driving volume growth in the U.S. include Hill’s Ideal Balance Slim & Healthy, Hill’s Science Diet Perfect Weight and Hill’s Prescription Diet c/d Multicare Urinary Stress, c/d Multicare with Ocean Fish, i/d Chicken & Vegetable Stew and k/d Vegetable & Tuna Stew. Other successful products driving volume growth include Hill’s Ideal Balance Small Breed and Grain Free and Hill’s Science Diet Sensitive Stomach & Skin and Oral Care.

New product introductions driving volume growth internationally include Hill’s Prescription Diet Metabolic, c/d Multicare Urinary Stress and c/d Multicare with Ocean Fish, Hill’s Ideal Balance, Hill’s Science Plan Small & Miniature Breed, and the relaunch in Japan of Hill’s Science Diet with improved taste.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet, Hill’s Prescription Diet and Hill’s Ideal Balance. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Market Share Information

Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data. Market share data is subject to limitations on the availability of up-to-date information. We believe that the third-party vendors we use to provide data are reliable, but we have not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information calculated by the Company may be different from market share information calculated by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements except as required by law. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and nine months ended September 30, 2014 vs 2013 included with this release for a comparison of organic sales growth to sales growth in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement Colgate’s Condensed Consolidated Income Statements presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and, as applicable, excluding charges related to the 2012 Restructuring Program, charges related to the effective devaluations as a result of the changes to Venezuela’s foreign exchange system in 2014, charges related to the devaluation in Venezuela in 2013, costs related to the sale of land in Mexico, a charge for a foreign tax matter and charges associated with certain European competition law matters (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three and nine months ended September 30, 2014 and 2013 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the nine months ended September 30, 2014 and 2013 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

Table 1

Colgate-Palmolive Company

Condensed Consolidated Income Statements

For the Three Months Ended September 30, 2014 and 2013

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2014	2013

Net sales	$4,379	$4,398

Cost of sales	1,821	1,813

Gross profit	2,558	2,585

Gross profit margin	58.4%	58.8%

Selling, general and administrative expenses	1,497	1,549

Other (income) expense, net	113	20

Operating profit	948	1,016

Operating profit margin	21.6%	23.1%

Interest (income) expense, net	4	-

Income before income taxes	944	1,016

Provision for income taxes	364	317

Effective tax rate	38.6%	31.2%

Net income including noncontrolling interests	580	699

Less: Net income attributable to noncontrolling interests	38	43

Net income attributable to Colgate-Palmolive Company	$542	$656

Earnings per common share
Basic	$0.59	$0.71
Diluted	$0.59	$0.70

Average common shares outstanding
Basic	913.8	928.1
Diluted	922.8	936.9

Table 2

Colgate-Palmolive Company

Condensed Consolidated Income Statements

For the Nine Months Ended September 30, 2014 and 2013

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2014	2013

Net sales	$13,056	$13,059

Cost of sales	5,422	5,425

Gross profit	7,634	7,634

Gross profit margin	58.5%	58.5%

Selling, general and administrative expenses	4,548	4,611

Other (income) expense, net	524	359

Operating profit	2,562	2,664

Operating profit margin	19.6%	20.4%

Interest (income) expense, net	20	(8)

Income before income taxes	2,542	2,672

Provision for income taxes	869	863

Effective tax rate	34.2%	32.3%

Net income including noncontrolling interests	1,673	1,809

Less: Net income attributable to noncontrolling interests	121	132

Net income attributable to Colgate-Palmolive Company	$1,552	$1,677

Earnings per common share
Basic	$1.69	$1.80
Diluted	$1.68	$1.78

Average common shares outstanding
Basic	916.4	932.5
Diluted	925.7	941.4

Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2014, December 31, 2013 and September 30, 2013

(Dollars in Millions) (Unaudited)

	September 30,	December 31,	September 30,
	2014	2013	2013

Cash and cash equivalents	$1,355	$962	$721
Receivables, net	1,747	1,636	1,737
Inventories	1,422	1,425	1,441
Other current assets	657	799	701
Property, plant and equipment, net	4,038	4,083	3,858
Other assets, including goodwill and intangibles	4,466	4,971	4,981
Total assets	$13,685	$13,876	$13,439

Total debt	$6,055	$5,657	$5,284
Other current liabilities	3,798	3,562	3,884
Other non-current liabilities	2,086	2,121	2,264
Total liabilities	11,939	11,340	11,432
Total Colgate-Palmolive Company shareholders' equity	1,420	2,305	1,784
Noncontrolling interests	326	231	223
Total liabilities and shareholders' equity	$13,685	$13,876	$13,439

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$4,576	$4,522	$4,417
Working capital % of sales	(0.5)%	0.7%	(0.9)%

*	Marketable securities of $124, $173 and $146 as of September 30, 2014, December 31, 2013 and September 30, 2013, respectively, are included in Other current assets.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2014 and 2013

(Dollars in Millions) (Unaudited)

	2014	2013

Operating Activities
Net income including noncontrolling interests	$1,673	$1,809
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	329	329
Restructuring and termination benefits, net of cash	69	82
Voluntary benefit plan contribution	(2)	(101)
Venezuela remeasurement charges	327	172
Charge for a foreign tax matter	66	-
Stock-based compensation expense	109	105
Deferred income taxes	(35)	35
Cash effects of changes in:
Receivables	(222)	(137)
Inventories	(51)	(107)
Accounts payable and other accruals	100	121
Other non-current assets and liabilities	29	57
Net cash provided by operations	2,392	2,365

Investing Activities
Capital expenditures	(493)	(419)
Purchases of marketable securities and investments	(232)	(408)
Proceeds from sale of marketable securities and investments	277	195
Payment for acquisitions, net of cash acquired	(25)	-
Other	18	4
Net cash used in investing activities	(455)	(628)

Financing Activities
Principal payments on debt	(6,220)	(5,504)
Proceeds from issuance of debt	6,597	5,563
Dividends paid	(990)	(1,030)
Purchases of treasury shares	(1,119)	(1,115)
Proceeds from exercise of stock options and excess tax benefits	295	276
Net cash used in financing activities	(1,437)	(1,810)

Effect of exchange rate changes on Cash and cash equivalents	(107)	(90)
Net increase (decrease) in Cash and cash equivalents	393	(163)
Cash and cash equivalents at beginning of the period	962	884
Cash and cash equivalents at end of the period	$1,355	$721

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$2,392	$2,365
Less: Capital expenditures	(493)	(419)
Free cash flow before dividends	$1,899	$1,946

Income taxes paid	$781	$781

Table 5

Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2014 and 2013

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Sales
Oral, Personal and Home Care

North America	$789	$774	$2,344	$2,300
Latin America	1,194	1,251	3,577	3,747
Europe/South Pacific	886	880	2,624	2,552
Asia	634	627	1,916	1,900
Africa/Eurasia	310	321	916	932

Total Oral, Personal and Home Care	3,813	3,853	11,377	11,431

Pet Nutrition	566	545	1,679	1,628

Total Net Sales	$4,379	$4,398	$13,056	$13,059

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Profit
Oral, Personal and Home Care

North America	$240	$244	$687	$686
Latin America	330	358	931	1,022
Europe/South Pacific	237	216	681	605
Asia	187	174	558	533
Africa/Eurasia	60	65	177	192

Total Oral, Personal and Home Care	1,054	1,057	3,034	3,038

Pet Nutrition	149	138	439	410
Corporate(1)	(255)	(179)	(911)	(784)

Total Operating Profit	$948	$1,016	$2,562	$2,664

Note:
(1) Corporate operations includes costs related to stock options and restricted stock units, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit (loss) for the three months ended September 30, 2014 includes charges of $55 related to the 2012 Restructuring Program, a charge of $61 related to the Venezuela remeasurements, costs of $1 related to the sale of land in Mexico and a charge of $11 for a European competition law matter. For the three months ended September 30, 2013, Corporate Operating profit (loss) included charges of $30 related to the 2012 Restructuring Program and costs of $3 related to the sale of land in Mexico.

Corporate Operating profit (loss) for the nine months ended September 30, 2014 includes charges of $231 related to the 2012 Restructuring Program, a charge of $327 related to the Venezuela remeasurements, costs of $4 related to the sale of land in Mexico and a charge of $11 for a European competition law matter. For the nine months ended September 30, 2013, Corporate Operating profit (loss) included charges of $198 related to the 2012 Restructuring Program, a charge of $172 related to the Venezuela remeasurement, costs of $14 related to the sale of land in Mexico and a charge of $18 for a European competition law matter.

Table 6

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended September 30, 2014 vs 2013

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	(0.5)%	3.5%	2.0%	2.0%	2.0%	1.5%	(4.0)%

Europe/South Pacific	0.5%	0.5%	2.5%	3.0%	3.0%	(2.5)%	0.5%

Latin America	(4.5)%	6.0%	1.5%	1.0%	1.5%	5.0%	(11.0)%

Asia	1.0%	1.0%	0.5%	0.5%	0.5%	0.5%	- %

Africa/Eurasia	(3.5)%	4.5%	3.5%	3.5%	3.5%	1.0%	(8.0)%

Total International	(2.0)%	3.5%	1.5%	2.0%	2.0%	1.5%	(5.0)%

North America	2.0%	2.5%	3.0%	3.0%	3.0%	(0.5)%	(0.5)%

Total CP Products	(1.0)%	3.0%	2.0%	2.0%	2.0%	1.0%	(4.0)%

Hill's	4.0%	4.5%	1.0%	1.0%	1.0%	3.5%	(0.5)%

Emerging Markets (1)	(2.5)%	4.5%	1.5%	1.5%	1.5%	3.0%	(7.0)%

Developed Markets	1.5%	2.0%	2.0%	2.5%	2.5%	(0.5)%	- %

Notes:

(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

Table 7

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Nine Months Ended September 30, 2014 vs 2013

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales					Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	- %	4.5%	3.0%	3.0%	3.0%	1.5%	(4.5)%

Europe/South Pacific	3.0%	1.5%	3.5%	4.0%	4.0%	(2.5)%	2.0%

Latin America	(4.5)%	8.5%	3.0%	3.0%	3.0%	5.5%	(13.0)%

Asia	1.0%	4.0%	3.5%	3.5%	3.5%	0.5%	(3.0)%

Africa/Eurasia	(1.5)%	7.0%	6.5%	6.5%	6.5%	0.5%	(8.5)%

Total International	(1.0)%	5.5%	3.5%	3.5%	3.5%	2.0%	(6.5)%

North America	2.0%	2.5%	3.5%	3.5%	3.5%	(1.0)%	(0.5)%

Total CP Products	(0.5)%	4.5%	3.5%	3.5%	3.5%	1.0%	(5.0)%

Hill's	3.0%	4.0%	1.0%	1.0%	1.0%	3.0%	(1.0)%

Emerging Markets (1)	(2.0)%	7.0%	4.0%	4.0%	4.0%	3.0%	(9.0)%

Developed Markets	2.0%	2.0%	2.0%	2.5%	2.5%	(0.5)%	0.5%

Notes:

(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

Table 8

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended September 30, 2014 and 2013

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2014	2013
Gross profit, GAAP	$2,558	$2,585
2012 Restructuring Program	7	8
Costs related to the sale of land in Mexico	1	3
Gross profit, non-GAAP	$2,566	$2,596

			Basis Point
Gross Profit Margin	2014	2013	Change
Gross profit margin, GAAP	58.4%	58.8%	(40)
2012 Restructuring Program	0.2%	0.2%
Costs related to the sale of land in Mexico	-%	-%
Gross profit margin, non-GAAP	58.6%	59.0%	(40)

Selling, General and Administrative Expenses	2014	2013
Selling, general and administrative expenses, GAAP	$1,497	$1,549
2012 Restructuring Program	(13)	(9)
Selling, general and administrative expenses, non-GAAP	$1,484	$1,540

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2014	2013	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.2%	35.2%	(100)
2012 Restructuring Program	(0.3%)	(0.2%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	33.9%	35.0%	(110)

Other (Income) Expense, Net	2014	2013
Other (income) expense, net, GAAP	$113	$20
2012 Restructuring Program	(35)	(13)
Venezuela remeasurement charge	(61)	-
Charge for a European competition law matter	(11)	-
Other (income) expense, net, non-GAAP	$6	$7

Operating Profit	2014	2013	% Change
Operating profit, GAAP	$948	$1,016	(7%)
2012 Restructuring Program	55	30
Venezuela remeasurement charge	61	-
Costs related to the sale of land in Mexico	1	3
Charge for a European competition law matter	11	-
Operating profit, non-GAAP	$1,076	$1,049	3%

			Basis Point
Operating Profit Margin	2014	2013	Change
Operating profit margin, GAAP	21.6%	23.1%	(150)
2012 Restructuring Program	1.3%	0.7%
Venezuela remeasurement charge	1.4%	-%
Costs related to the sale of land in Mexico	-%	0.1%
Charge for a European competition law matter	0.3%	-%
Operating profit margin, non-GAAP	24.6%	23.9%	70

Net Income Attributable to Colgate-Palmolive Company	2014	2013	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$542	$656	(17%)
2012 Restructuring Program	41	22
Venezuela remeasurement charge	40	-
Costs related to the sale of land in Mexico	1	2
Charge for a foreign tax matter	66	-
Charge for a European competition law matter	11	-
Net income attributable to Colgate-Palmolive Company, non-GAAP	$701	$680	3%

Diluted Earnings Per Common Share(1)	2014	2013	% Change
Diluted earnings per common share, GAAP	$0.59	$0.70	(16%)
2012 Restructuring Program	0.05	0.02
Venezuela remeasurement charge	0.04	-
Costs related to the sale of land in Mexico	-	0.01
Charge for a foreign tax matter	0.07	-
Charge for a European competition law matter	0.01	-
Diluted earnings per common share, non-GAAP	$0.76	$0.73	4%

(1) The impact of non-GAAP adjustments on diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

Table 9

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Nine Months Ended September 30, 2014 and 2013

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2014	2013
Gross profit, GAAP	$7,634	$7,634
2012 Restructuring Program	23	26
Costs related to the sale of land in Mexico	4	11
Gross profit, non-GAAP	$7,661	$7,671

			Basis Point
Gross Profit Margin	2014	2013	Change
Gross profit margin, GAAP	58.5%	58.5%	-
2012 Restructuring Program	0.2%	0.2%
Costs related to the sale of land in Mexico	-%	-%
Gross profit margin, non-GAAP	58.7%	58.7%	-

Selling, General and Administrative Expenses	2014	2013
Selling, general and administrative expenses, GAAP	$4,548	$4,611
2012 Restructuring Program	(42)	(31)
Selling, general and administrative expenses, non-GAAP	$4,506	$4,580

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2014	2013	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.8%	35.3%	(50)
2012 Restructuring Program	(0.3%)	(0.2%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.5%	35.1%	(60)

Other (Income) Expense, Net	2014	2013
Other (income) expense, net, GAAP	$524	$359
2012 Restructuring Program	(166)	(141)
Venezuela remeasurement charges	(327)	(172)
Costs related to the sale of land in Mexico	-	(3)
Charges for European competition law matters	(11)	(18)
Other (income) expense, net, non-GAAP	$20	$25

Operating Profit	2014	2013	% Change
Operating profit, GAAP	$2,562	$2,664	(4%)
2012 Restructuring Program	231	198
Venezuela remeasurement charges	327	172
Costs related to the sale of land in Mexico	4	14
Charges for European competition law matters	11	18
Operating profit, non-GAAP	$3,135	$3,066	2%

			Basis Point
Operating Profit Margin	2014	2013	Change
Operating profit margin, GAAP	19.6%	20.4%	(80)
2012 Restructuring Program	1.8%	1.5%
Venezuela remeasurement charges	2.5%	1.3%
Costs related to the sale of land in Mexico	-%	0.1%
Charges for European competition law matters	0.1%	0.2%
Operating profit margin, non-GAAP	24.0%	23.5%	50

Net Income Attributable to Colgate-Palmolive Company	2014	2013	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$1,552	$1,677	(7%)
2012 Restructuring Program	167	153
Venezuela remeasurement charges	214	111
Costs related to the sale of land in Mexico	3	9
Charge for a foreign tax matter	66	-
Charges for European competition law matters	11	18
Net income attributable to Colgate-Palmolive Company, non-GAAP	$2,013	$1,968	2%

Diluted Earnings Per Common Share (1) (2)	2014	2013	% Change
Diluted earnings per common share, GAAP	$1.68	$1.78	(6%)
2012 Restructuring Program	0.18	0.16
Venezuela remeasurement charges	0.23	0.12
Costs related to the sale of land in Mexico	-	0.01
Charge for a foreign tax matter	0.07	-
Charges for European competition law matters	0.01	0.02
Diluted earnings per common share, non-GAAP	$2.17	$2.09	4%

(1) The impact of non-GAAP adjustments on diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

(2) Basic and diluted earnings per share are computed independently for each quarter and any year-to-date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters’ earnings per share may not necessarily equal the earnings per share for any year-to-date period.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291